Exhibit 10.25

PURCHASE, SALE AND PARTICIPATION AGREEMENT

by and between

ORCA ICI DEVELOPMENT, JV,

as Seller,

and

MATADOR RESOURCES COMPANY,

as Buyer

Dated as of May 16, 2011

i

	(b) Participation Right – DeWitt	10
	(c) Participation Right – KGW	11
	(d) Reassignment	12
	(e) Lease Burdens	12
	(f) Rights of Ingress and Egress	12

8.	Feasibility Period; Inspections	13

9.	Covenants of Seller Prior to Closing	14
	(a) Operations	14
	(b) Negative Covenants	14

10.	Closing	15
	(a) Time and Place	15
	(b) Preliminary Closing Settlement Statement	15
	(c) Agreed Closing Settlement Statement	15
	(d) Seller’s Deliveries	15
	(e) Buyer’s Deliveries	16
	(f) Copies of Data and Recorded Assignment	16
	(g) Sales and Transfer Taxes	16

11.	Post-Closing Obligations	16
	(a) Final Settlement Statement	16
	(b) Payment of Final Settlement Amounts	17
	(c) Additional Payments Received	17
	(d) Revenues and Expenses	17
	(e) Drilling and Completion of Earning Wells	17
	(f) Identification of Wells	18

12.	Indemnification	18
	(a) By Seller	18
	(b) By Buyer	18

13.	Area of Mutual Interest	18

14.	Dispute Resolution	19
	(a) Mediation	19
	(b) Arbitration	19

15.	Miscellaneous	20
	(a) Further Assurances	20
	(b) Entire Agreement	20
	(c) Confidentiality	21
	(d) Notices	21
	(e) Binding Effect	22
	(f) Counterparts	22
	(g) Law Applicable; Jurisdiction and Venue	22
	(h) Survival	23

ii

(i) Headings	23
(j) Timing	23
(k) Expenses	23
(l) Amendment and Waiver	23
(m) Announcements	23
(n) Third-Party Beneficiaries	23
(o) Severance	23

Exhibits

Exhibit “A”	Description of DeWitt Leases
Exhibit “A-1”	List of DeWitt Lease Net Revenue Interests, Net Acres and Allocated Values
Exhibit “B”	Description of Karnes, Gonzales and Wilson Leases
Exhibit “B-1”	List of Karnes, Gonzales and Wilson Lease Net Revenue Interests, Net Acres and Allocated Values
Exhibit “C”	List of Certain Agreements, Contracts, Approvals and Consents
Exhibit “D”	Joint Operating Agreement
Exhibit “E”	Form of DeWitt Five Percent Reassignment
Exhibit “F”	Form of DeWitt Fifteen Percent Reassignment
Exhibit “G”	Form of KGW Earning Well Reassignment
Exhibit “H”	Form of Orca Participation Reassignment
Exhibit “I”	Form of Assignment, Conveyance and Bill of Sale
Exhibit “J”	Lewton Well Log
Exhibit “K”	Other Obligations Exhibit
Exhibit “L”	Tax Partnership Agreement

Schedules

Schedule 4(i)	Legal Proceedings

Addenda

Addendum to Address Post-Closing Issues

iii

PURCHASE, SALE AND PARTICIPATION AGREEMENT

This Purchase, Sale and Participation Agreement (the “Agreement”) is made this 16th day of May, 2011 (the “Effective Date”), by and between ORCA ICI DEVELOPMENT, JV, a Texas general partnership (“Seller”), whose address is 5005 Riverway, Suite 440, Houston, Texas 77056, and MATADOR RESOURCES COMPANY, a Texas corporation, whose address is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 (“Buyer”). Buyer and Seller may be collectively referred to herein as the “Parties” and individually as a “Party.” Buyer and Seller agree as follows:

AGREEMENT

1. Purchase and Sale.

(a) Property Being Sold. For and in consideration of the Purchase Price and Buyer’s agreement to the terms and conditions of this Agreement, including without limitation Buyer’s agreement to drill the DeWitt Earning Wells and the KGW Earning Wells, and subject to the terms and conditions of this Agreement, Seller agrees to make the Property exclusively available and subject to Buyer’s right to acquire and retain it hereunder. The term “Property” (or within context “Properties”) means:

(i) DeWitt Leasehold. An undivided Fifty Percent (50%) of 8/8ths of Seller’s right, title and interest in and to the oil, gas and mineral leases and subleases, including renewals, extensions, ratifications and amendments to such leases and subleases, and further including working interests, rights of assignment and reassignment, net revenue interests and undeveloped locations under or in oil, gas and mineral leases, and interests in rights to explore for and produce oil, gas or other minerals covering approximately 2,794.728 gross acres and 2,794.728 net acres in DeWitt County, Texas insofar and only insofar as such rights, titles and interests are described in Exhibit “A” (all references in this Agreement to Exhibit “A” shall be deemed to include Exhibit “A-1”) attached and made a part hereof (all of such right, title and interest described in this Section 1(a)(i) being hereinafter referred as the “DeWitt Leases” or in some cases “DeWitt Lease” if the context requires, but excluding the 220 acres associated with the Lewton #1H well as identified in the Farmout Agreement dated March 18, 2011, by and between Buyer and Seller);

(ii) Karnes, Gonzales and Wilson Leasehold. One Hundred Percent (100%) of 8/8ths of Seller’s right, title and interest in and to the oil, gas and mineral leases and subleases, including renewals, extensions, ratifications and amendments to such leases and subleases, and further including working interests, rights of assignment and reassignment, net revenue interests and undeveloped locations under or in oil, gas and mineral leases, and interests in rights to explore for and produce oil, gas or other minerals covering approximately 3,938.081 gross acres and 3,938.081 net acres in Karnes, Gonzales and Wilson Counties, Texas insofar and only insofar as such rights, titles and interests are described in Exhibit “B” (all references in this Agreement to Exhibit “B” shall be deemed to include Exhibit “B-1”) attached and made a part hereof (all of such right, title and interest described in this Section 1(a)(ii) being hereinafter referred to herein as the “KGW Leases” or in some cases “KGW Lease” if the context requires; the DeWitt Leases and KGW Leases (or assigned interest therein) being hereinafter referred to collectively as the “Leases” or in some cases “Lease” if the context requires);

Notwithstanding the foregoing clauses (i) and (ii), the term “Property” shall exclude, and Seller shall reserve and except in any assignment thereof, any of Seller’s right, title and interest in the Leases not conveyed and assigned to Buyer as a result of a Title Defect (as defined in Section 6(a)) unless Seller is able to timely cure or remediate such defect as referenced in Section 6(d) or if such defect is waived by Buyer.

(iii) Rights in Production. All of Seller’s right, title and interest in and to all reversionary interests, backin interests, overriding royalty interests and production payments relating to all natural gas, casinghead gas, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid, produced and severed from, or allocable to the Leases (the “Hydrocarbons”), but only to the extent such right, title and interest are attributable to the Leases;

(iv) Contract Rights. All of Seller’s right, title and interest in or derived from unit agreements, orders and decisions of regulatory authorities establishing or relating to units, unit operating agreements, exploration agreements, operating agreements, communitization agreements, gas purchase agreements, oil purchase agreements, gathering agreements, transportation agreements, road use agreements, surface use agreements, processing or treating agreements, farmout agreements and farm in agreements, rights-of-way, easements, seismic agreements, seismic permits, permits, surface leases and any other agreements relating to the Leases and Hydrocarbons to the extent such contracts are assignable without the payment of any compensation (the “Contracts”), but only to the extent such right, title and interest are attributable to the Leases, and Hydrocarbons;

2. Purchase Price. As part of the consideration to Seller, Buyer agrees to pay to Seller for the Property the sum of THIRTY FOUR MILLION DOLLARS AND NO/100 ($34,000,000.00) (the “Purchase Price”). The Purchase Price shall be payable at Closing (as hereinafter defined) to Seller in immediately available funds.

3. Effective Date and Closing. The conveyance of the Property to Buyer shall be effective as of and title thereof shall be delivered at the closing, which shall take place on the date that is five (5) business days after the Effective Date (the “Closing” or “Closing Date”) unless extended by the written agreement of the Parties.

4. Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the date hereof and will represent and warrant to Buyer at the Closing, as follows:

(a) Authority. Orca ICI Development, JV is a general partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to enter into, deliver and perform this Agreement and carry out the transactions contemplated under this Agreement.

(b) Valid Agreement. This Agreement constitutes the legal, valid and binding agreement of Seller on its behalf. At the Closing, all instruments required hereunder to be executed and delivered by Seller shall constitute legal, valid and binding obligations of Seller. The execution and delivery by Seller of this Agreement, the consummation of the transactions set forth herein and the performance by Seller of its obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Seller and will not, in any material respects, violate, conflict with or result in any violation or breach of any provision of any:

(i) Agreement, contract, mortgage, lease, license or other instrument to which Seller or any of Seller’s partners are a party or by which Seller or the Property is bound;

(ii) Governmental franchise, license, permit or authorization or any judgment or order of a judicial or governmental body applicable to Seller or the Property; or

(iii) Law, statute, decree, rule or regulation of any jurisdiction in the United States to which Seller or the Property is subject.

(c) Authorization. This Agreement has been duly authorized, executed and delivered by Seller on its behalf. All instruments required to be delivered by Seller at the Closing shall be duly authorized, executed and delivered by Seller. This Agreement and all documents executed by Seller in connection with this Agreement shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

(d) Leases. (i) The Leases are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, (ii) all royalties, rentals and other payments due under the Leases have been fully, properly and timely paid, or placed in suspense, (iii) Seller has not made any oral or written agreements that would impair or interfere with the ability of Buyer to enter upon and conduct operations on the Leases, amend any of the terms in the Leases, or bind Buyer to any obligations that are not disclosed in the Leases or on the Other Obligations Exhibit attached hereto as Exhibit “K”, (iv) all deductions from oil and gas proceeds have been deducted in compliance with all of the terms and conditions of the applicable Leases, other contracts and applicable law, (v) Seller is not in material breach or default with respect to any of its obligations pursuant to any of the Leases and (vi) Seller has received no written or oral notice of default under any of the Leases.

(e) Prepayments and Wellhead Imbalances. Except as provided in the Leases, Seller is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of Hydrocarbons containing a “take or pay,” advance payment or similar provision, gas balancing agreement or any other arrangement to deliver Hydrocarbons produced from the Property at any time after the Effective Date without then or thereafter receiving full payment therefor.

(f) Taxes. All due and payable ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property on the Property have been timely paid when due and are not in arrears and all such taxes and assessments which become due prior to the Closing Date for any periods prior to the Effective Date, will be properly paid or accounted for at Closing.

(g) Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer shall have any obligation or liability.

(h) Maintenance of Interests. Seller has maintained and will continue, from the date of this Agreement until the Closing, to maintain the Property in a reasonable and prudent manner, in full compliance with applicable law and orders of any governmental authority, will maintain insurance and bonds, if any, now in force with respect to the Property and will pay when due all costs and expenses coming due and payable in connection with the Property including but not limited to, payment of all rentals, deferred payments, extension payments and any other necessary payments to maintain the Leases in full force and effect.

(i) Suits and Claims. Except as disclosed on Schedule 4(i) attached hereto, to Seller’s knowledge, no suit, action, claim or other proceeding is now pending or threatened before any court, arbitration panel or governmental agency which might result in the impairment or loss of any of Seller’s title to any portion of the Property or a material diminution of the value of any of the Property or that might materially hinder or impede the operation of the Property, and Seller shall promptly notify Buyer of any such proceeding which arises or is threatened prior to the Closing Date.

(j) Environmental Matters. To Seller’s knowledge, Seller is not in material violation of any environmental laws applicable to the Property, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any environmental laws. Seller has not received any written notice alleging such a violation is pending or threatened against the Property.

(k) Obligation to Close. Seller shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to assure that as of the Closing Date it will not be under any material, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions.

(l) Outstanding AFEs, Well Commitments, Etc. Except as provided in the Leases, Seller has not, and will not after execution of this Agreement by all Parties, become legally obligated for any future operational commitments requiring an expenditure, if such commitments would be binding on Buyer, of greater than Five Thousand Dollars and No/100 ($5,000.00) net to the Property, without obtaining Buyer’s written consent. There are no operations on the Property to which Seller is or was a non-consenting party. There are no obligations to drill additional wells on the Leases, other than those required to maintain the Leases in force and effect.

(m) Contracts, Consents and Preferential Rights. Exhibit “C” attached hereto and made a part hereof accurately identifies the following items:

(i) All joint venture and area of mutual interest agreements of which any terms remain executory and affect any Property;

(ii) All gas purchase contracts, oil purchase contracts, gathering contracts, transportation contracts, marketing contracts, disposal or injection contracts and all other contracts affecting any Property which are not, by the terms thereof, subject to termination upon thirty (30) days or less notice;

(iii) All governmental approvals and third party contractual consents required in order to consummate the transactions contemplated by this Agreement; and

(iv) All agreements pursuant to which third parties have preferential rights or similar rights to acquire any portion of the Property upon the transfer of the Property by Seller to the Buyer as contemplated by this Agreement.

(n) Buyer’s Remedy in the Event of a Breach of Warranty by Seller. If Buyer discovers or is advised by Seller in writing at or prior to Closing that any of Seller’s warranties and representations are untrue as of the Closing, then Buyer may either (i) waive objection thereto and close, without reduction of the Purchase Price; or (ii) as Buyer’s sole and exclusive remedy, terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder except as otherwise expressly provided.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof and will represent and warrant at the Closing, as follows:

(a) Authority. Buyer is a corporation duly organized and in good standing under the laws of the State of Texas and has all the requisite corporate power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

(b) Valid Agreement. This Agreement constitutes the legal, valid and binding agreement of Buyer. At the Closing, all instruments required hereunder to be executed and delivered by Buyer shall be duly executed and delivered to Seller and shall constitute legal, valid and binding obligations of Buyer. Buyer’s execution and delivery of this Agreement, the consummation of the transactions set forth herein and Buyer’s performance of Buyer’s obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer and will not conflict with or result in any violation of any provision of any:

(i) Agreement, contract, mortgage, lease, license or other instrument to which Buyer is a party or by which Buyer is bound;

(ii) Governmental franchise, license, permit or authorization or any judgment or order of a judicial or governmental body applicable to Buyer; or

(iii) Law, statute, decree, rule or regulation of any jurisdiction in the United States to which Buyer is subject.

(c) Governmental Approvals. Buyer shall obtain all required local, state, federal governmental and agency permissions, approvals, permits, bonds and consents, as may be required to assume Seller’s assigned obligations and responsibilities attributable to the Property.

(d) Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer has been advised by and has relied solely on its own expertise and legal, tax, title, reservoir engineering, environmental and other professional counsel concerning this transaction, the Property, the value thereof and title thereto.

(e) Obligation to Close. Buyer shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to assure that as of the Closing Date it will not be under any material, corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions.

(f) Available Funds. Buyer has readily available sufficient funds to pay the full amount of the Purchase Price.

(g) Brokers. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Seller shall have any obligation or liability.

6. Title Matters.

(a) Definitions.

(i) “Marketable Title” means a title that can be deduced from the applicable county, state and federal records and is such that:

•

a reasonable and prudent person engaged in the business of the ownership, development and operation of oil and gas properties with the knowledge of all the facts and their legal bearing would be willing to accept title to the Property, and

•

the title is free and clear from liens and encumbrances that would reduce, impair or prevent Buyer from receiving payment from the purchasers of production, or which would materially impair or reduce the ability of Buyer to enter upon and conduct operations upon the Property, or which would materially impair or reduce the economic benefit Buyer could reasonably expect from acquiring the Property.

(ii) “Title Defect” means: (A) any matter that would cause the title to the Property to fail to qualify as Marketable Title; (B) any matter that reduces the net revenue interest to be conveyed to Buyer in any Lease to less than that which is represented on Exhibit “A-1” or “B-1”; and (C) any matter that reduces the number of net acres to be conveyed with respect to any Lease from that which is represented on Exhibit “A-1” or “B-1”; provided, however, the term “Title Defect” shall not include a Permitted Encumbrance.

(iii) “Allocated Value” means the value agreed upon by the Parties for the Properties as set forth on Exhibits “A-1” and “B-1”.

(iv) “Permitted Encumbrance”, as to any Lease, means:

(1) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (“Lease Burdens”) (payable or in suspense) filed of record as of March 17, 2011 in the county in which such Lease is located, if the net cumulative effect of such Lease Burdens does not operate to reduce (i) the net revenue interest for such Lease below that which is represented on Exhibit “A-1” or “B-1”, and (ii) the number of net acres to be conveyed with respect to such Lease from that which is represented on Exhibit “A-1” or “B-1”;

(2) liens for taxes or assessments not yet due and delinquent;

(3) all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental bodies in connection with the conveyance of the applicable Lease if the same are customarily obtained after such conveyance (“Routine Consents”);

(4) rights of reassignment upon the surrender or expiration of any Lease;

(5) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of the lands covered by the Lease or any restriction on access thereto so long as the same do not materially interfere with the operation of the affected Lease and do not materially affect the value thereof;

(6) materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation if such liens and charges have not been filed pursuant to law or the time for filing such liens and charges has expired; and

(7) all other contracts, agreements, instruments, obligations, defects and irregularities affecting such Lease that individually or in the aggregate are not such as to materially interfere with the ability of Buyer to enter upon and conduct operations upon the Lease or materially interfere with the value or use of such Lease and cannot reasonably be expected to prevent Buyer from receiving the proceeds of production from such Lease; provided, nothing in this Section 6(a)(iv)(7) shall operate to reduce (i) the net revenue interest for such Lease below that which is represented on Exhibit “A-1”or “B-1” and (ii) the number of net acres to be conveyed with respect to such Lease from that which is represented on Exhibit “A-1” or “B-1”.

(b) Examination of Files and Records. Seller has made and shall continue to make available to Buyer its Leases, title files, easements, contracts and other title information available in Seller’s files relating to the Property (collectively “Data”). Upon reasonable advance notice from Buyer, all such Data shall be made available at Seller’s office during normal working hours. Seller shall also permit Buyer to examine and copy such Data at Buyer’s expense. If Closing does not occur, Buyer shall promptly return all such Data, copies of Data and other materials provided by Seller to Buyer hereunder. Buyer shall, and shall cause its affiliates, officers, employees, representatives and agents to, treat as confidential all such Data in accordance with the requirements of Section 15(c) of this Agreement and shall not, and shall cause its affiliates, officers, employees, representatives and agents not to, disclose or otherwise use the Data for any purpose other than its evaluation of the Property prior to the Closing.

(c) Notice of Title Defect. Buyer will review title to the Leases prior to Closing and notify Seller in writing of any Title Defect it discovers as soon as reasonably practicable after its discovery, but no later than two (2) business days after the Effective Date. Any notice provided hereunder shall include a description of the Title Defect, the basis for the Title Defect, the Lease affected by the Title Defect and the Allocated Value of the affected Lease. Buyer will be deemed to have conclusively waived any Title Defect about which it fails to notify Seller in writing within the applicable period specified in the preceding sentence.

(d) Procedure. If Buyer properly and timely notifies Seller of a Title Defect, Seller shall have the option, but not the obligation, to cure the Title Defect. If Seller elects not to, or is unable to cure a Title Defect prior to Closing, the Purchase Price will be reduced by the Allocated Value of the affected Lease. Further, the Buyer’s obligation to drill the KGW Earning Wells and/or the DeWitt Earning Wells, depending on the location of the affected Lease(s), shall be reduced proportionately to the reduction caused by the affected Lease in relation to the net leasehold acres of the KGW Leases or the DeWitt Leases, as appropriate (provided however, before Buyer’s obligation to drill a KGW Earning Well and/or a DeWitt Earning Well is reduced, the affected Leases must total at least twenty percent (20%) of the total net leasehold acres within the KGW Leases and/or the DeWitt Leases, as appropriate). The affected Lease will not be conveyed to Buyer at the Closing unless, however, Buyer elects to waive the Title Defect, in which case the Purchase Price shall not be reduced and the affected Lease shall be conveyed to Buyer at the Closing. In the event Buyer asserts a Title Defect and Seller elects to cure, no later than 5:00 PM on the business day preceding the Closing Date, Seller shall provide Buyer with a list of Leases with asserted Title Defects that it will undertake to attempt to cure, and in that event, the Purchase Price will be reduced at Closing by the Allocated Value of the affected Leases, and the Buyer’s obligation to drill the DeWitt Earning Wells and the KGW Earning Wells will be reduced under the standards set forth above, and the affected Leases will not be conveyed to Buyer at Closing. Seller will have sixty (60) days following the Closing Date to attempt to cure such asserted Title Defects. If Seller is able to cure a Title Defect to the reasonable satisfaction of Buyer or if Buyer elects to waive the asserted Title Defect, Seller shall make an additional assignment of the affected Lease to Buyer, and Buyer shall pay Seller the Allocated Value deducted from the Purchase Price with respect to such Title Defect within five (5) days thereafter, and any reduction in the Buyer’s obligation to drill the DeWitt Earning Wells and the KGW Earning Wells because of such Leases as set forth above will be reinstated. If an affected Lease is not ever assigned to Buyer pursuant to the foregoing provisions of this paragraph, such Lease will not be considered part of the Property; Seller shall retain such Lease and the Purchase Price shall be deemed permanently reduced by an amount equal to the Allocated Value of the affected Lease, and the Buyer’s obligation to drill the KGW Earning Wells and/or the DeWitt Earning Wells shall be permanently reduced as set forth above.

(e) Required Consents. The Parties agree that, under the terms of certain Leases, the consents of the lessors of such Leases (other than Routine Consents) are required to be obtained in connection with the assignment of such Leases from Seller to Buyer (“Required

Consents”) and that Exhibit “C” attached hereto lists all of the Required Consents. Seller shall use its commercially reasonable efforts to obtain such Required Consents prior to Closing, provided that Seller shall not be required to expend any funds or make any other type of financial commitment as a condition to obtaining such Required Consent. If a Required Consent has not been obtained as of the Closing, then (i) the Lease for which such Required Consent has not been obtained shall not be conveyed at the Closing, (ii) the Allocated Value for that Lease shall not be paid to Seller, (iii) the Buyer’s obligation to drill the KGW Earning Wells and/or the DeWitt Earning Wells, depending on the location of the affected Lease(s), shall be reduced proportionately to the reduction caused by the affected Lease in relation to the net leasehold acres of the KGW Leases or the DeWitt Leases, as appropriate (provided however, before Buyer’s obligation to drill a KGW Earning Well and/or a DeWitt Earning Well is reduced, the affected Leases must total at least twenty percent (20%) of the total net leasehold acres within the KGW Leases and/or the DeWitt Leases, as appropriate); and (iv) Seller shall use its commercially reasonable efforts to obtain such Required Consent as promptly as practicable following Closing. If a Required Consent has been obtained within sixty (60) days after the Closing, Seller shall convey the affected Lease to Buyer effective as of the Closing Date, and Buyer shall pay Seller the Allocated Value of the affected Lease, and any reduction in the Buyer’s obligation to drill the DeWitt Earning Wells and the KGW Earning Wells because of such Leases as set forth above will be reinstated. If such Required Consent has not been obtained within sixty (60) days after the Closing, the affected Lease will not be considered part of the Property; Seller shall retain such Lease; and the Purchase Price shall be deemed permanently reduced by an amount equal to the Allocated Value of the affected Lease, and the Buyer’s obligation to drill the KGW Earning Wells and/or the DeWitt Earning Wells shall be permanently reduced as set forth above.

(f) Termination Right. Either Party may elect to terminate this Agreement without liability to the other Party by giving the other party written notice of such termination at any time prior to the Closing Date, if (i) the sum of the Title Defects equals or exceeds Twenty Five Percent (25%) of the Purchase Price and Seller elects not to cure such Title Defects; or (ii) the sum of the Required Consents not obtained by Seller equals or exceeds Twenty-Five Percent (25%) of the Purchase Price. However, as a condition to Seller’s right to terminate hereunder, Seller shall first make a good faith effort to cure the Title Defects and/or obtain the Required Consent, and, if Seller is unable to cure such Title Defects to the reasonable satisfaction of Buyer, or obtain the Required Consent, then, in the event the remaining uncured Title Defects or Required Consents not obtained by Seller at the Closing Date equal or exceed Twenty Five Percent (25%) of the Purchase Price and Buyer elects not to waive a sufficient number of the Title Defects or un-obtained Required Consents, so that the remaining Title Defects or un-obtained Required Consents are less than Twenty Five Percent (25%) of the Purchase Price, Seller may terminate this Agreement. For the purposes of this Subsection 6(f), the term “good faith effort” shall not require Seller to initiate litigation with respect to any Lease, or incur costs and expenses in connection with a particular Lease in excess of the sum of one percent (1.0%) of the Allocated Value of such Lease.

7. Right to Participate.

(a) Joint Operating Agreement. The Parties hereby agree that they and any of their successors, transferees and assigns are bound by and subject to the joint operating agreement attached hereto as Exhibit “D” (“JOA”). It is contemplated herein that there will be only one JOA between the Parties with respect to the Leases. The Parties agree to amend Exhibit “A” to such JOA by inserting from time to time addenda in which the working interests of Seller, its designees, successors, transferees and/or assigns and Buyer, its designees, successors, transferees and/or assigns in each well drilled thereunder shall be duly noted. In the event of a conflict between the JOA and this Agreement, then, in that case, this Agreement shall govern. The Parties agree to execute and cause to be recorded in the real property records of the counties in which the Properties are located the form of Memorandum of Joint Operating Agreement attached as Exhibit “F” to the JOA. The Parties further agree that any assignment, reassignment and/or other transfer of all or a portion of Buyer’s interest in the Properties shall expressly provide that the party acquiring such interest shall be bound by and subject to the JOA and the surviving provisions of this Agreement, and absent such language such assignment shall be null and void and of no force and effect.

(b) Participation Right – DeWitt. Under the terms of this Agreement and the JOA, Seller shall be deemed to participate to the full extent of a Fifteen Percent (15%) working interest in each of the first five (5) wells drilled on the DeWitt Leases (the “DeWitt Earning Wells”); provided, however, Seller’s working interest in each DeWitt Earning Well shall be proportionately reduced to the extent the Leases, or portions thereof, included within such drilling and spacing unit are (i) pooled, spaced, or unitized with other lands, (ii) represent less than One Hundred Percent (100%) of the leasehold in the lands covered by such Leases or (iii) represent less than One Hundred Percent (100%) of the mineral estate in the lands covered by such Leases. Buyer, on behalf of Seller, shall bear and pay One Hundred Percent (100%) of Seller’s working interest share of the drilling and completion costs incurred through the tanks, for each DeWitt Earning Well. Buyer will be entitled to receive Eighty Five Percent (85%) of the production attributable to each DeWitt Earning Well until such time as it has reached Payout (as defined below). “Payout” shall occur when Buyer has recouped One Hundred Percent (100%) of the costs to acquire, drill, complete, equip and produce a well. For the purposes of this Agreement, the costs used to determine when Payout has occurred shall be those costs and expenses described in Exhibit “C” to the JOA which the operator thereunder may properly charge to the non-operators, and inclusive of Buyer’s lease acquisition costs. Once each DeWitt Earning Well has reached Payout, Seller will have the right, but not the obligation, to back-in for an additional Thirty-Five Percent (35%) working interest (proportionately reduced to the extent the Leases, or portions thereof, included within such drilling and spacing unit are (i) pooled, spaced, or unitized with other lands, (ii) represent less than One Hundred Percent (100%) of the leasehold in the lands covered by such Leases or (iii) represent less than One Hundred Percent (100%) of the mineral estate in the lands covered by such Leases) in the DeWitt Earning Wells on a well-by-well basis, for no additional consideration. No later than twenty (20) days after reaching Payout on a particular DeWitt Earning Well, Buyer shall give written notice thereof to Seller. Upon receipt of the Buyer’s notice of reaching Payout with respect to a DeWitt Earning Well, Seller shall have a period of thirty (30) days in which to elect in writing to participate. In addition, under the terms of this Agreement and the JOA, Seller shall have the right to participate, on a well-by-well basis, for a Fifty Percent (50%) working interest (proportionately reduced in the same manner as for the DeWitt Earning Wells) in all wells drilled on the DeWitt Leases or on lands and other leases unitized, communitized or pooled with the DeWitt Leases to the extent such wells are not DeWitt Earning Wells (“Subsequent DeWitt Wells”). If Seller makes such an election to participate, Seller shall pay its working interest share of the drilling, completion, testing and equipping costs for all Subsequent DeWitt Wells in accordance with the

JOA. Seller’s rights to participate and working interest obligations under this Section 7(b) shall also apply with respect to any renewals and extensions of any DeWitt Lease acquired at any time prior to the expiration of such DeWitt Lease. Provided that any assignment, transfer or security interest is made specifically subject to the terms and conditions of this Agreement and the JOA, Seller (i) may assign or otherwise transfer its rights to participate arising under this Agreement with the consent of the Buyer, which consent may not be unreasonably withheld, (ii) may create a security interest in such rights and (iii) may mortgage and create a lien or security interest in any interest that it earns or receives hereunder and has been assigned from Buyer in accordance with Section 7(d) below.

(c) Participation Right – KGW. Buyer shall bear and pay One Hundred Percent (100%) of the drilling and completion costs incurred through the tanks, for each of the first five (5) wells drilled on the KGW Leases by Buyer (the “KGW Earning Wells”). Buyer will be entitled to receive One Hundred Percent (100%) of the production attributable to each KGW Earning Well until Payout. Once each KGW Earning Well has reached Payout, Seller will have the right, but not the obligation, to back-in for a Twenty Five Percent (25%) working interest (proportionately reduced in the same manner as for the DeWitt Earning Wells) in the KGW Earning Wells on a well-by-well basis, for no additional consideration. No later than twenty (20) days after reaching Payout on a particular KGW Earning Well, Buyer shall give written notice thereof to Seller. Upon receipt of the Buyer’s notice of reaching Payout with respect to a KGW Earning Well, Seller shall have a period of thirty (30) days in which to elect in writing to participate. Subsequent to the drilling and completion of all five (5) KGW Earning Wells, Seller will have a one-time election to acquire a Twenty Five Percent (25%) leasehold interest (proportionately reduced) in the KGW Leases for a one-time payment to Buyer of Five Million, Five Hundred Ten Thousand Nine Hundred Ninety Nine Dollars ($5,510,999.56) (the “Orca Participation Payment”), said election and Orca Participation Payment will be due within Thirty (30) days of written notification by Buyer that all five (5) KGW Earning Wells have been drilled and completed. Should Seller fail to elect and make the Orca Participation Payment within Thirty (30) days then it will be deemed to have forfeited all of its rights and interests contemplated by the one-time election. Upon Seller’s election and payment of the Orca Participation Payment, Seller will acquire the right to participate in all subsequent wells on the KGW Leases or on lands and other leases unitized, communitized or pooled with the KGW Leases to the extent such wells are not KGW Earning Wells (“Subsequent KGW Wells”). If Seller makes such an election, Seller shall pay its working interest share of the drilling, completion, testing and equipping costs for all Subsequent KGW Wells in accordance with the JOA. Seller’s rights to participate and working interest obligations under this Section 7(c) shall also apply with respect to any renewals and extensions of any KGW Lease acquired at any time prior to the expiration of such KGW Lease. Provided that any assignment, transfer or security interest is made specifically subject to the terms and conditions of this Agreement and the JOA, Seller (i) may assign or otherwise transfer its rights to participate arising under this Agreement with the consent of the Buyer, which consent may not be unreasonably withheld, (ii) may create a security interest in such rights and (iii) may mortgage and create a lien or security interest in any interest that it earns or receives hereunder and has been assigned from Buyer in accordance with Section 7(d) below.

(d) Reassignment.

(i) If the cumulative production from any DeWitt Earning Well reaches 500,000 Barrels of Oil Equivalent, then no later than twenty (20) days thereafter, Buyer shall assign to Seller, by delivery of an Assignment in the form attached hereto as Exhibit “E” (the “DeWitt Five Percent Reassignment”), an undivided Five Percent (5%) working interest, proportionately reduced, in (i) the DeWitt Leases insofar and only insofar as they provide rights in and to the wellbore for such well, (ii) the Hydrocarbons produced from such well, (iii) the equipment used or obtained in connection with such well and (iv) other rights and agreements relating to or used in connection with such well, all as more particularly described and set forth in the form of the DeWitt Five Percent Reassignment.

(ii) If the cumulative production from any DeWitt Earning Well reaches 750,000 Barrels of Oil Equivalent, then no later than twenty (20) days thereafter, Buyer shall assign to Seller, by delivery of an Assignment in the form attached hereto as Exhibit “F” (the “DeWitt Fifteen Percent Reassignment”), an undivided Fifteen Percent (15%) working interest, proportionately reduced, in (i) the DeWitt Leases insofar and only insofar as they provide rights in and to the wellbore for such well, (ii) the Hydrocarbons produced from such well, (iii) the equipment used or obtained in connection with such well and (iv) other rights and agreements relating to or used in connection with such well, all as more particularly described and set forth in the form of the DeWitt Fifteen Percent Reassignment.

(iii) Upon Payout of any KGW Earning Well, and election by Seller to back-in to such well, then no later than twenty (20) days thereafter, Buyer shall assign to Seller, by delivery of an Assignment in the form attached hereto as Exhibit “G” (the “KGW Earning Well Reassignment”), an undivided Twenty Five Percent (25%) working interest, proportionately reduced, in (i) the KGW Leases insofar and only insofar as they provide rights in and to the well and 110 acres surrounding the wellbore for such well in the form of a rectangle with the wellbore in the center, (ii) the Hydrocarbons produced from such well, (iii) the equipment used or obtained in connection with such well and (iv) other rights and agreements relating to or used in connection with such well, all as more particularly described and set forth in the form of the KGW Earning Well Reassignment.

(iv) Upon the payment of the Orca Participation Payment, then no later than twenty (20) days thereafter, Buyer shall assign to Seller, by delivery of an Assignment in the form attached hereto as Exhibit “H” (the “Orca Participation Reassignment”), an undivided Twenty Five Percent (25%) interest, proportionately reduced, in the KGW Leases as more particularly described and set forth in the form of the Orca Participation Reassignment.

(e) Lease Burdens. The Parties hereby agree that Seller’s working interest in all wells contemplated hereby shall be burdened by and shall bear its proportionate share of the Lease Burdens but shall not be burdened by any overriding royalties, liens, encumbrances, mortgages or other burdens which do not exist as of March 17, 2011.

(f) Rights of Ingress and Egress. To the extent not included in the Property and except to the extent prohibited by law or by the terms of the particular rights-of-way, easements, licenses, servitudes, surface rights agreements or other applicable agreements, upon reasonable request from Buyer and subject to the negotiation of a mutually acceptable license agreement or agreements without requiring payment of any monetary consideration, Seller shall agree to license to Buyer the right to use, in connection with the ownership and operation after the Closing of the Property, particular rights-of-way, easements, licenses, servitudes, or other surface rights owned by Seller and used in connection with the ownership and operation of the Property, if any. In such case, such license agreements will require the licensee to contribute to any maintenance and repair obligations related to, and to comply with all of the terms and conditions of, the rights-of-way, easements, licenses, servitudes, surface rights agreements and other applicable agreements, cooperate with all reasonable requests by the counterparties thereto and use commercially reasonable efforts to preserve the good relations of Seller with such counterparties.

8. Feasibility Period; Inspections.

a. Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Buyer shall have reasonable access to the Property at all reasonable times during normal business hours, for the purpose of conducting reasonably necessary tests, evaluations and inspections, provided that (i) Buyer must give Seller two full Business Days’ prior telephone or written notice of any such inspection or test, and (ii) prior to performing any physical inspection or test for which Buyer or any agent of Buyer enters upon any of the real property described in the Leases, Buyer must deliver a certificate of insurance to Seller evidencing that Buyer and its contractors, agents and representatives have in place (and Buyer and its contractors, agents and representatives shall maintain during the pendency of this Agreement) (1) commercial general liability insurance with limits of at least One Million Dollars ($1,000,000) for bodily or personal injury or death, (2) property damage insurance in the amount of at least One Million Dollars ($1,000,000), (3) contractual liability insurance with respect to Buyer’s obligations hereunder, and (4) workers’ compensation insurance in accordance with applicable law, all covering any accident arising in connection with the presence of Buyer, its contractors, agents and representatives on the Property, which insurance shall (A) name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate and (B) be written by a reputable insurance company. Buyer shall bear the cost and risk of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, which obligation shall survive the termination of this Agreement.

b. No Representation or Warranty by Seller. Buyer acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the Property. Buyer shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto.

c. Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property, Buyer and its agents and representatives shall: (i) not damage any part of the Property or any personal property owned or held by any third party; (ii) comply with all applicable laws; (iii) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (iv) not permit any liens to attach to any of the

Property by reason of the exercise of its rights hereunder; and (v) repair any damage to the Property resulting directly or indirectly from any such inspection or tests.

d. Buyer’s Agreement to Indemnify. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Buyer’s inspections or tests permitted under this Agreement or any violation of the provisions of this Section 8. Buyer’s obligations under this Section 8(d) shall survive the termination of this Agreement and shall survive the Closing.

9. Covenants of Seller Prior to Closing.

(a) Operations. Until Closing, Seller agrees to do the following:

(i) Operate the Property in a good and workmanlike manner and in substantially the same manner as it previously operated the Property;

(ii) Maintain insurance now in force with respect to the Property;

(iii) Notify Buyer of any claim or demand received by Seller which might materially adversely affect title to or operation of the Property;

(iv) Pay taxes, costs and expenses attributable to the Property as they become due; and

(v) Pay all delay rentals, maintenance payments, deferred payments and/or extension payments as they become due under the Leases.

(b) Negative Covenants. Until Closing, Seller shall not do any of the following with regard to the Property without Buyer’s consent:

(i) Release all or any portion of a Lease, Contract or easement;

(ii) Commence or consent to an operation if the estimated cost of the operation exceeds Five Thousand Dollars and No/100 ($5,000.00) net to the Seller’s interest;

(iii) Create a lien, overriding royalty interest or other burden, security interest or other encumbrance on the Property;

(iv) Dispose of the Property;

(v) Amend a Lease, Contract or easement or enter into any new contracts affecting the Property; or

(vi) Waive, compromise or settle any claim that would materially affect ownership, operation or value of any of the Property.

10. Closing.

(a) Time and Place. The Closing shall be held at 11:00 A.M., Texas time on the date that is five (5) business days following the Effective Date, at Buyer’s offices located at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or at such other time and place as the Parties shall mutually agree.

(b) Preliminary Closing Settlement Statement. Seller shall provide Buyer five (5) days prior to Closing with a “Preliminary Closing Settlement Statement” that shall include the respective adjustments to the Purchase Price (except any adjustments relating to Title Defects and Environmental Defects) along with supporting detail, and the portion of the adjusted Purchase Price due Seller, prepared in accordance with customary accounting principles used in the oil and gas industry. Seller shall additionally provide Buyer with wiring instructions designating the account or accounts to which the Closing funds are to be delivered.

(c) Agreed Closing Settlement Statement. One (1) day prior to Closing, Buyer and Seller shall agree upon a “Closing Settlement Statement” that shall include adjustments to the Purchase Price, which are known as of the Closing Date, as follows (the following adjustments shall apply only to the extent they are attributable to the Property):

(i) All ad valorem, property, production, severance and similar taxes and assessments on the Property (collectively “Property Taxes”) with respect to the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between the Seller and the Buyer. No later than one (1) year following the Closing Date, the Parties shall make a post-Closing settlement of all Property Taxes upon receipt of the notice of Property Taxes due for the tax period in which the Effective Date occurs.

(ii) A proportionate decrease in the Purchase Price in the aggregate amount of the adjustments for Title Defects in accordance with Section 6, if any;

(iii) An increase in the Purchase Price in the proportionate amount of any lease maintenance payments and other expenses paid by Seller attributable to the period after the Effective Date as permitted by this Agreement, if any; and

(iv) Any other adjustments agreed to by Buyer and Seller.

(d) Seller’s Deliveries. At the Closing, Seller shall deliver the following:

(i) An Assignment, Conveyance and Bill of Sale executed and acknowledged by Seller containing a special warranty of title by, through and under Seller, but not otherwise, the form of which is attached hereto as Exhibit “I” (the “Assignment”);

(ii) The additional releases, termination statements, ratifications, consents and waivers from third parties listed on Exhibit “C” attached hereto;

(iii) An executed statement described in Treasury Regulation 1.445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Internal Revenue Code.

(iv) An instrument terminating Orca Assets GP, LLC’s right, title and interest in and to the overriding royalty interests reserved in (1) that certain Assignment of Oil and Gas Leases dated November 30, 2010, and recorded in Volume 1037, Page 36, Gonzales County Deed records; (2) that certain Assignment of Oil and Gas Leases dated October 30, 2010, and recorded at Volume 949, Page 439, Karnes County Deed Records; (3) that certain Assignment of Oil and Gas Leases dated October 30, 2010, recorded at Volume 1581, Page 816, Wilson County Deed Records; and (4) that certain Assignment of Oil and Gas Leases dated October 30, 2010, recorded at Volume 330, Page 618, DeWitt County Deed Records.

(e) Buyer’s Deliveries. At the Closing, Buyer shall deliver the following:

(i) The Purchase Price, as adjusted pursuant to this Section 10, to Seller by wire transfer pursuant to wire instructions provided to Buyer by Seller;

(ii) The Assignment executed and acknowledged by Buyer.

(f) Copies of Data and Recorded Assignment. Promptly following the Closing, Seller shall deliver copies of any Data not previously provided to Buyer. Buyer shall record the Assignment in the applicable counties at its sole cost and expense and shall deliver copies of the recorded Assignment to Seller no later than sixty (60) days after the Closing.

(g) Sales and Transfer Taxes. The Final Purchase Price (as hereinafter defined) does not include any sales, transfer or use taxes or other taxes in connection with the sale of the Property pursuant to this Agreement. If a determination is ever made that a sales or use tax or other transfer tax applies, Buyer shall be liable for such tax. Buyer shall also be liable for any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of the Property pursuant to this Agreement.

11. Post-Closing Obligations.

(a) Final Settlement Statement. Subject to the provisions of Section 10(c)(i) with respect to Property Taxes, not more than seventy five (75) days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement, a “Final Settlement Statement” setting forth each adjustment or payment which was not finally determined as of the Closing (after taking into account any Title Defect and Environmental Defect adjustments and any cure or remediation of any such defects) and showing the calculation of such adjustments and showing the aggregate amount that should have been payable by Buyer to Seller in connection with the Closing, after taking into account all such adjustments and any post-Closing curative and remediation activity as though such activity had preceded the Closing (the “Final Purchase Price”), prepared in accordance with customary accounting principles used in the oil and gas industry. As soon as practicable, but not later than twenty (20) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes be made to the Final Settlement Statement and Final Purchase Price. The Parties shall agree on the Final Settlement Statement and Final Purchase Price no later than ninety five (95) days after Closing. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the “Final Settlement Date.” If the Parties are unable to agree as to the Final Settlement Statement and Final Purchase Price within ninety five (95) days after Closing, the Parties will follow the dispute resolution provisions of Section 14 below.

(b) Payment of Final Settlement Amounts. If the Final Purchase Price is more than the aggregate of the amounts paid by Buyer to Seller at Closing and pursuant to Sections 6(d), Buyer shall pay to Seller in immediately available funds the amount of such difference based on instructions provided by Seller. If the Final Purchase Price is less than the aggregate of the amounts paid by Buyer to Seller at Closing and pursuant to Sections 6(d), Seller shall pay to Buyer in immediately available funds the amount of such difference. Payment by Buyer or Seller shall be made within five (5) business days of the Final Settlement Date.

(c) Additional Payments Received. After the Final Settlement Date, Seller shall promptly deliver to Buyer, from time to time as and when received by it, any cash, checks with appropriate endorsements (using its reasonable efforts not to convert such checks into cash), or other property that it may receive which properly belongs to Buyer, and shall account to Buyer for all such receipts.

(d) Revenues and Expenses. For all purposes, including Purchase Price adjustments, Seller and Buyer will properly allocate revenues and expenses before and after the Effective Date and will make payments to each other to the extent necessary for such proper allocation. All expenses (capital and operating) incurred in the operation of the Property before the Effective Date will be borne by Seller.

(e) Drilling and Completion of Earning Wells. Buyer shall drill and complete, or cause to be drilled and completed, at its sole cost and expense, the DeWitt Earning Wells and the KGW Earning Wells no later than the date that is twenty-two (22) months after the Closing Date (the “Completion Date”), provided, however, Buyer shall not be in default under this Section 11(e) if Buyer has commenced the drilling of all the Earning Wells as of the Completion Date and is diligently and continuously pursuing the completion of the same. For the purposes hereof, a Dewitt Earning Well or a KGW Earning Well shall be deemed to be completed only if such Earning Well shall: at a minimum contain five thousand (5,000.00) feet of 5  1/2” casing, cemented laterally in the Eagle Ford Shale formation, defined as the interval from 12,790’ to 12,960’ on the electric log of the Frances Lewton 1-H pilot hole included on Exhibit “J” attached hereto, and contain a minimum of fifteen (15) fracturing stages. Notwithstanding the foregoing, if the preceding standards are not permitted by the terms of a particular Lease, prohibited by applicable rule or regulation, or are not reasonably practicable, then if Buyer and Seller cannot agree on a commercially reasonable substitute standard(s), then Buyer and Seller shall each shall designate a registered petroleum engineer who collectively shall determine a commercially reasonable replacement standard. In the event Buyer shall fail to drill and complete all of the DeWitt Earning Wells and the KGW Earning Wells on or before the Completion Date in accordance with this Agreement, then as a condition precedent to Seller commencing any legal action or arbitration seeking damages as a result of Buyer’s breach of this Section 11(e), Seller shall be required to drill and complete, or cause to be drilled and completed, the KGW Earning Wells and/or DeWitt Earning Wells that Buyer failed or refused to drill and complete.

(f) Identification of Wells. All wells drilled on the Leases, including but not limited to the DeWitt Earning Wells and the KGW Earning Wells shall contain the name “Orca”, and be identified with “Orca” in the name of the well in all filings and correspondence with any regulatory agency, governmental body, or trade association, unless objected to by a Lessor or a regulatory body. This provision shall only apply to wells in which Seller has or may acquire a participating interest.

12. Indemnification.

(a) By Seller. Except as specifically provided herein, Seller agrees to indemnify and hold Buyer, its officers, directors, employees and agents (“Buyer Group”) harmless from all claims, losses, costs, liabilities and expenses, including without limitation reasonable attorneys’ fees (“Claims”), arising out of or resulting from Seller’s ownership or operation of the Properties prior to the Closing Date, but subject to the ordinary rules of applicable statutes of limitation. Seller’s indemnity hereunder shall not extend to matters for which Buyer has agreed to indemnify Seller hereunder. THE FOREGOING INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES, ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY OR (ii) STRICT LIABILITY. THE PARTIES AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

(b) By Buyer. Except as specifically provided herein, Buyer agrees to indemnify and hold Seller and its partners, and their respective partners, members, managers, owners, directors, officers, employees and agents (“Seller Group”) harmless from all Claims arising out of or resulting from (i) any misrepresentations or breach of any warranty, covenant or agreement of Buyer contained in this Agreement and (ii) Buyer’s operations on the Properties after the Closing Date, but subject to the ordinary rules of applicable statutes of limitation. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY OR (ii) STRICT LIABILITY. THE PARTIES AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13. Area of Mutual Interest. The Parties agree to establish an area of mutual of interest consisting of Karnes County, Wilson County, Dewitt County and Gonzales County, Texas (the “AMI”). If either Party should acquire an oil and gas lease or leasehold interest therein with Marketable Title, covering lands located in the AMI, and such lease or leasehold interest contains or covers at least twenty-five (25) acres or is adjacent to and contiguous with an existing Lease, then such Party (the “Offering Party”) may elect to offer the other Party (the “Acquiring Party”) the right, but not the obligation, to acquire up to an undivided Fifty Percent

(50%) interest, but not less than an undivided Ten Percent (10%) interest, to be designated by the Acquiring Party, in the interest acquired by Offering Party in said oil and gas lease (the “AMI Interest”). Upon receipt of notice from the Offering Party, the Acquiring Party shall have a period of five (5) business days in which to elect in writing to purchase an interest in the interest being offered and to deliver payment for the same, as provided below. The Acquiring Party will pay the Offering Party a minimum of $5,000.00 per net mineral acre for the AMI Interest. However, if the Offering Party’s Lease Acquisition Costs (as defined below) exceed $3,000.00 per net mineral acre then the Acquiring Party shall pay its proportionate share of the Lease Acquisition Costs plus an additional $2,000.00 per net mineral acre included in the AMI Interest. The “Lease Acquisition Costs” shall be defined as the Offering Party’s lease bonus payment, cash consideration paid, out-of-pocket lease brokerage costs, title research and review costs, and attorney’s fees. The Offering Party may require the execution of a commercially reasonable confidentiality agreement as a condition to presenting any such leasehold interest to the Acquiring Party. Such AMI Interest shall be bound and subject to the JOA attached hereto as Exhibit “D”.

14. Dispute Resolution. The Parties agree to resolve all disputes concerning this Agreement pursuant to the provisions of this Section 14.

(a) Mediation.

(i) If a dispute arises out of or in connection with this Agreement or the alleged breach thereof, or if a dispute arises out of the operations contemplated in this Agreement, and if the dispute cannot be settled through negotiation, the Parties hereby agree to submit all disputes, controversies, claims and matters of differences (“Disputes”) to mandatory mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”). The party desiring mediation shall so notify the other Party identifying in reasonable detail the matters to be mediated and the relief sought.

(ii) The Parties agree to use a mediator mutually agreed to by the Parties. In the event the Parties cannot agree to a mediator within two (2) weeks of a Party’s notice seeking mediated relief, the Parties shall each choose a mediator who together shall agree on a third and final mediator. The mediator shall be entitled to a fee commensurate with his or her fees for professional services requiring similar time and effort. Each Party shall be required to share the cost of the mediator and to bear its own costs of mediation. All matters mediated hereunder shall be mediated in San Antonio, Texas; shall be governed by Texas law, without reference to any choice of law rules; and shall be conducted in accordance with the Commercial Mediation Rules of the AAA. The mediator shall conduct the mediation no later than thirty (30) days after submission of the matter to mediation. Any agreement reached in the mediation shall be memorialized in writing and signed by both Parties.

(b) Arbitration.

(i) If mediation is unsuccessful, the Parties agree to submit all Disputes to binding arbitration in San Antonio, Texas, such arbitration to be conducted pursuant to the AAA Commercial Arbitration rules (but need not be filed with or administered by the AAA if the parties agree such that the filing fees with the AAA can be avoided).

(ii) The arbitration shall be governed by Texas law. The arbitration shall be before a three-person panel of arbitrators (the “Arbitrators”). Not later than five (5) days after the submission of the matter to arbitration, each Party shall select an Arbitrator and request the two selected Arbitrators to select a third neutral Arbitrator. If the two Arbitrators fail to select a third on or before the 10th day after the second Arbitrator was selected, either Party is entitled to request the AAA to appoint the third neutral Arbitrator in accordance with its rules. Before beginning the hearings, each Arbitrator must provide an oath or undertaking of impartiality.

(iii) Either Party is entitled to seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party. By doing so, that Party does not waive any right or remedy under this Agreement. The interim or provisional relief is to remain in effect until the arbitration award is rendered or the controversy is resolved.

(iv) Any disputes over the scope of discovery shall be determined by the Arbitrators. The Arbitrators shall conduct a hearing no later than sixty (60) days after submission of the matter to arbitration, and the Arbitrators shall render a written decision within thirty (30) days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the Arbitrators shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within fifteen (15) days of the decision by the Arbitrators. The Arbitrators will have no authority to award punitive damages or other damages not measured by the prevailing Party’s actual damages.

(v) The final award and decision of the Arbitrators shall be binding on the Parties, final and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration; provided, however, that the costs of employing the Arbitrators shall be borne Fifty Percent (50%) by Seller and Fifty Percent (50%) by Buyer. However, the Arbitrators may, in their discretion, award fees (including reasonable attorneys’ fees) and costs to the prevailing Party, including reasonable attorneys’ fees and costs associated with any action which the Prevailing Party may be required to take in order to enforce the Arbitrators’ award through judicial or other legal process.

15. Miscellaneous.

(a) Further Assurances. The Parties agree to execute any documents, whether before or after the Closing, to aid the other Party in fulfilling the purpose of this Agreement.

(b) Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto and the Assignment and other documents to be delivered pursuant to the terms hereof, shall constitute the complete agreement between the Parties hereto and shall supersede and terminate all prior agreements, whether written or oral, including that certain letter agreement between the Parties dated as of March 17, 2011, and any representations or conversations with respect to the Property.

(c) Confidentiality. The Parties agree to hold in confidence and not disclose the terms and conditions of this Agreement to any third party; provided, however, either Party may disclose such terms and conditions to its directors, partners, officers, employees, attorneys, auditors, consultants, lenders, agents and shareholders, or otherwise as may be required by applicable law, securities or stock exchange regulation or pursuant to court order, subpoena or other legal process. Prior to the Closing and for a period of one (1) year from the Closing Date, except as required by applicable law, Buyer and Seller shall hold in strict confidence all information, including the Data, furnished or made available by the Parties relating to the Property, unless such Data is traded or divulged pursuant to an existing agreement or pursuant to an exchange of like data in the ordinary course of business. Furthermore, if the Closing does not occur, Buyer shall return to Seller all the information, including the Data, furnished or made available by Seller to Buyer hereunder or in contemplation hereof, shall keep such information strictly confidential, shall destroy all notes, reports, studies or analyses and all data and information generated by Buyer to the extent based on or incorporating such information furnished or made available by Seller and shall not use or permit the use of any of such information to Buyer’s advantage or in competition with or in a manner that damages Seller. The obligations of Buyer to retain in confidence such information shall not apply to the extent such information:

(i) was already in the public domain, not as a result of disclosure by Buyer;

(ii) was already known to Buyer;

(iii) is developed by Buyer independently from the information supplied by Seller; or

(iv) is furnished to Buyer by a third party independently of Buyer’s investigation related to the transaction contemplated by this Agreement.

Buyer shall use reasonable commercial efforts to cause its affiliates, officers, employees, consultants, representatives and agents to comply with the foregoing confidentiality covenants and requirements.

(d) Notices. All communications required or permitted under this Agreement shall be in writing and may be sent by facsimile delivery; electronic mail (e-mail); certified United States Mail, return receipt requested; or commercial overnight delivery service. Such communication shall be deemed made upon (i) the earlier of actual delivery or refusal of delivery, if sent by commercial overnight delivery service; (ii) two (2) business days after deposit in the U.S. Mail, if sent by certified mail; (iii) upon receipt if sent by facsimile, provided such receipt occurs between the hours of 8:00 a.m. and 6:00 p.m. on a day other than a weekend or holiday (facsimile deliveries occurring after such hours or on a weekend or holiday shall be deemed received the next business day); and (iv) email notice shall be deemed when received provided notice is also given according to one of the other methods set forth in this Section

15(d). Either party may, by written notice to the other, change the address for mailing such notices.

Notices to Seller:	Orca ICI Development, JV
5005 Riverway, Suite 440
Houston, Texas 77056
Attn: Lawrence Berry
Telephone: 713-963-9112
Facsimile: 713-623-2382

Notices to Buyer:	Matador Resources Company
One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240
Attn: David E. Lancaster
Telephone: 972-371-5200
Facsimile: 972-371-5201

(e) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their successors and assigns. No assignment of this Agreement by either Party shall be made without the prior written consent of the other Party, which consent may be withheld in such party’s sole discretion. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to an affiliate only upon the following conditions: (1) the assignee of Buyer must be an entity controlling, controlled by, or under common control with Buyer, (2) all of the Purchase Price must have been delivered in accordance herewith, (3) the Feasibility Period shall be deemed to have ended, (4) the assignee of Buyer shall expressly assume all obligations of Buyer hereunder, but Buyer shall remain primarily liable for the performance of Buyer’s obligations, (5) Buyer shall deliver written notice to Seller of the assignee name, notice address and signature block prior to such assignment being effective and (6) a copy of the fully-executed written assignment and assumption agreement shall be delivered to Seller within five (5) days of the effective date of such assignment.

(f) Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one instrument and each of which shall be considered legally enforceable.

(g) Law Applicable; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its choice of law principles. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN BEXAR COUNTY, TEXAS. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTIONS OR PROCEEDINGS ARISING OUT OF OR

IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(h) Survival. All representations and warranties of this Agreement shall expire at Closing, except (i) the special warranty of title which is incorporated in the Assignment; (ii) Section 11 “Post Closing Obligations” shall survive until such provisions are fully satisfied; (iv) Section 12 “Indemnification” shall survive as set forth therein; (v) Section 7 “Right to Participate;” Sub-Section 15(g) “Law Applicable; Jurisdiction and Venue” and the JOA shall survive Closing and remain in effect for as long as any of the Leases remain in force and effect.

(i) Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

(j) Timing. Time is of the essence in this Agreement.

(k) Expenses. All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred such fees, costs and expenses.

(l) Amendment and Waiver. This Agreement may be altered, amended or waived only by a written agreement executed by Buyer and Seller. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

(m) Announcements. Except as otherwise permitted by the first sentence of Section 15(c), no Party shall publicly announce or otherwise publicize the existence of this Agreement, its terms and conditions or the transactions contemplated hereby without first providing the other Party the opportunity to review the proposed announcement and obtaining the other Party’s prior written consent to such proposed announcement, which consent shall not be unreasonably withheld.

(n) Third-Party Beneficiaries. Unless expressly stated to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

(o) Severance. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

– SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives.

Seller:

ORCA ICI DEVELOPMENT, JV

By:	ORCA ASSETS G.P., LLC, its Managing Partner

By:	/s/ Lawrence Berry
Lawrence Berry President

Buyer:

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran
Chairman, President & CEO